State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

SSgA Funds Management, Inc.

One Lincoln Street

Boston, Massachusetts 02111

May 19, 2015

Ladies and Gentlemen:

Reference is made to the Investment Advisory Agreement between us dated May 1, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of four additional series of State Street Institutional Investment Trust (the “Trust” and each, a “New Fund”, and collectively, the “New Funds”):

•	State Street 60 Day Money Market Portfolio

•	State Street Cash Reserves Portfolio

•	State Street Institutional Liquid Assets Portfolio

•	State Street Current Yield Portfolio

•	State Street Conservative Income Portfolio

•	State Street Ultra Short Term Bond Portfolio

•	State Street Small/Mid Cap Equity Index Portfolio

•	State Street Emerging Markets Equity Index Fund

•	State Street 60 Day Money Market Fund

•	State Street Cash Reserves Fund

•	State Street Institutional Liquid Assets Fund

•	State Street Current Yield Fund

•	State Street Conservative Income Fund

•	State Street Ultra Short Term Bond Fund

•	State Street Small/Mid Cap Equity Index Fund

We request that you act as Investment Advisor under the Agreement with respect to each New Fund.

Under the Agreement, the Adviser is entitled to receive, on a monthly basis, an investment advisory fee from the New Funds. The advisory fee is a percentage of average daily net assets of each New Fund, as follows:

State Street 60 Day Money Market Portfolio	0.00%
State Street 60 Day Money Market Fund	0.08%
State Street Cash Reserves Portfolio	0.00%
State Street Cash Reserves Fund	0.10%
State Street Institutional Liquid Assets Portfolio	0.00%
State Street Institutional Liquid Assets Fund	0.05%

State Street Current Yield Portfolio	0.00%
State Street Current Yield Fund	0.08%
State Street Conservative Income Portfolio	0.00%
State Street Conservative Income Fund	0.10%
State Street Ultra Short Term Bond Portfolio	0.00%
State Street Ultra Short Term Bond Fund	0.25%
State Street Small/Mid Cap Equity Index Portfolio	0.00%
State Street Small/Mid Cap Equity Index Fund	0.03%
State Street Emerging Markets Equity Index Fund	0.14%

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:	/s/ Ann M. Carpenter

Accepted:

SSGA Funds Management, Inc.

By:	/s/ Ellen Needham
Ellen Needham, President